MIDDLESEX WATER COMPANY RAISES DIVIDEND FOR

THIRTY-NINTH STRAIGHT YEAR

Annual Rate Goes to $0.74 Per Share

ISELIN, NJ, October 26, 2011   Middlesex Water Company (NASDAQ:MSEX), a provider of water, wastewater and related utility services primarily in New Jersey and Delaware, today announced that on October 25, 2011 the Company’s Board of Directors approved an increase in the Company's quarterly cash dividend from $0.1825 to $0.1850 per share.  The new dividend rate is payable December 1, 2011 to shareholders of record as of November 15, 2011, and marks the thirty-ninth straight year that Middlesex Water has raised the dividend on its common stock.
This increase raises the annual dividend to $0.74 from $0.73 per share of common stock and marks 396 consecutive quarters – dating back to 1912, that Middlesex Water will have paid a cash dividend in varying amounts to its shareholders.
“Middlesex Water has been paying quarterly dividends to investors for nearly a century and we are proud of that record of dividend achievement,” said Dennis W. Doll, Chairman, President and Chief Executive Officer.  “This latest dividend announcement reflects the commitment we have to our investors, the strength of our business model and the confidence we have in our strategy for growing shareholder value.”

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.  For information regarding Middlesex Water Company including information about the Company’s Dividend Reinvestment and Common Stock Purchase Plan for new and existing investors, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com